Issuer Free Writing Prospectus	Filed pursuant to Rule 433
Dated December 1, 2011	Registration Statement No. 333-173929
Scorpio Tankers Inc.
Issuer Free Writing Prospectus
$38,500,000
7,000,000 Shares of Common Stock

Issuer:	Scorpio Tankers Inc.

Symbol:	STNG (NYSE)

Size:	$38,500,000

Shares offered:	7,000,000 shares of common stock

Underwriters over-allotment option:	1,050,000 shares of common stock

Price to public:	$5.50 per share

Trade date:	December 1, 2011

Closing date:	December 6, 2011

Directed Allocation	An aggregate of 700,000 shares will be allocated, at the direction of the Company, to a member of the Lolli-Ghetti family, of which Scorpio Tankers Inc.'s Chairman and Chief Executive Officer is a member, subject to a customary underwriters' lockup agreement.

CUSIP No.:	Y7542C106

Book-Running Manager:	Morgan Stanley & Co. LLC

Co Manager:	Fearnley Fonds ASA
THE ISSUER HAS FILED A REGISTRATION STATEMENT INCLUDING A PROSPECTUS AND A PROSPECTUS SUPPLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC

FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM BY CALLING MORGAN STANLEY & CO. LLC TOLL FREE AT 866-718-1649.